FIRST AMENDMENT TO EMPLOYMENT AGREEMENT

This is the first amendment (the “First Amended Agreement”) to that certain Employment Agreement dated as of the 18th day of June, 2003 (the “Agreement”), between Mpower Communications Corp., a Nevada corporation (the “Company”) and Jim Ferguson (“Executive”).

The Company and Executive, for and in consideration of the promises, terms and conditions contained herein, do hereby agree to make the following amendments to the Agreement.

1. Section 4.02 of the Agreement is deleted in its entirety, and replaced by the following:

“4.02 TERMINATION WITHOUT CAUSE; RESIGNATION FOR GOOD REASON. In the event of (A) the Company’s termination of Executive’s employment hereunder without Cause, (B) Executive’s resignation for Good Reason, (C) Executive’s death, or (D) Executive’s Disability, he shall be entitled to the following: (i) the payments and benefits described immediately above in sub-section (a) of Section 4.01 and (ii) a severance benefit (the “Severance Benefit”) equal to two times (a) the higher of the Fixed Salary paid immediately preceding the Termination Date or the Fixed Salary on June 18, 2003 and (b) the highest bonus paid by the Company to Executive during the period from the Effective Date through the Termination Date. Payment of the Severance Benefit shall be contingent upon Executive’s execution of a waiver and release of claims (a “Release”) in favor of the Company and its affiliates and their respective employees and agents, substantially in the form set forth in Appendix A. The Severance Benefit shall be paid by the Company in a lump sum, no later than two (2) business days after the expiration of the Revocation Period, as defined in the Release.”

IN WITNESS WHEREOF, the parties have duly executed this Second Amended Agreement as of this 28th day of July, 2004.

MPOWER COMMUNICATIONS CORP.

/s/ Russell I. Zuckerman	/s/ Jim Ferguson

Russell I. Zuckerman Senior Vice President, General Counsel and Corporate Secretary	Jim Ferguson